Exhibit 4.301

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 149923 dated October 21, 2016

For Rendering

Data Communication Services, Except for Data Communication Services for
Voice Transmission

This license is granted to

Limited Liability Company

MultiCable Networks of Balashikha

Primary State Registration Number

of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1165001054261

Taxpayer Identification

Number (INN)

5001111094

Location address (place of residence):

75 Lenina Prospect, Balashikha, Moscow Region, 143907

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until June 19, 2021

This license is granted by decision of the licensing body — Order dated December 06, 2016 No. 639-рчс

Appendix being an integral part of this license is executed on 2 sheets

Deputy Head	Signature O. A. Ivanov
Stamp
L.S.

Appendix to the license No. 149923**

License Requirements

1.      Limited Liability Company MultiCable Networks of Balashikha (licensee) shall observe the term of this license.

Abbreviated name:

MKS-Balashikha LLC

OGRN [Primary State Registration Number] 1165001054261                INN (TIN) 5001111094

Location address:

75 Lenina Prospect, Balashikha, Moscow Region, 143907

2.      The licensee shall commence provision of telecommunications services under this license on or before October 21, 2016.

3.      The licensee shall provide telecommunications services under this license only within the territory of the following settlement of the Moscow Region: Balashikha District.

4.      Under this license the licensee shall provide a subscriber and/or user* with:

a)      access to the licensee’s telecommunications network;

b)      connections using the data communication network, except for connections for voice transmission;

c)      access to data communication services provided by other operators, whose data communication networks interoperate with the licensee’s telecommunications network.

5.      The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.      When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s data communication network to the public telecommunications network, connection to the

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licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.      This license has been granted based on the results of consideration of the application for renewal of the license No. 141885 dated June 19, 2016, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.      When providing telecommunications services under this license, the radio-frequency spectrum is not used.

9.      The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.    The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

11.    The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

12.    The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to data communication services, except for data communication services for voice transmission, and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 141885 dated June 19, 2016.

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